Exhibit 3.165

CERTIFICATE OF MERGER

OF

WRC ACQUISITION CO.

WITH AND INTO

WRC MEDIA INC.

Pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”), WRC Media Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows;

FIRST: The name and state of incorporation of each of the constituent corporations to the merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
WRC Acquisition Co.	Delaware
WRC Media Inc.	Delaware

SECOND: The Agreement and Plan of Merger dated as of January 23, 2007 (the “Merger Agreement”), among RDA Holding Co., a Delaware corporation, and each of the Constituent Corporations, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL (and, with respect to WRC Acquisition Co., by the written consent of its sole stockholder in accordance with Section 228 of the DGCL).

THIRD: The Corporation shall be the surviving corporation after the merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be WRC Media Inc.

FOURTH: The Certificate of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time (as defined below), shall be amended in its entirety at the Effective Time in the form attached hereto as Exhibit A, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

FIFTH: The executed Merger Agreement is on file at an office of the Surviving Corporation, located at Roaring Brook Road, Pleasantville, NY 10570.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

SEVENTH: This Certificate of Merger, and the merger provided for herein, shall become effective upon its filing with the Secretary of State of the State of Delaware (the “Effective Time”).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Merger to be executed as of March 2, 2007.

WRC MEDIA INC.

By:	/s/ Karen E. Andrews
Name: Karen E. Andrews
Title: EVP General Counsel

CERTIFICATE OF INCORPORATION

OF

WRC MEDIA INC.

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is WRC Media Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of capital stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value of One Dollar ($1.00) per share.

ARTICLE V

The number of Directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors of the Corporation.  Any Director or the entire Board of Directors of the Corporation may be removed, with or without cause, at any time by the holders of a majority of the shares of Common Stock then entitled to vote at an election of Directors or by written consent of the stockholders.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

ARTICLE VII

Unless and except to the extent that the By-laws of the Corporation so require, the election of Directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent from time to time permitted by law, no person who is or was a director of the Corporation shall be personally liable to any extent to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE IX

SECTION 1.           Any person who is or was a director or officer of the Corporation, or of any other corporation, partnership, joint venture, trust or other enterprise for which he served as such at the request of the Corporation, shall in accordance with the provisions of this Article IX hereinafter set forth be indemnified by the Corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), to which he was or is a party, or is threatened to be made a party, by reason of his being or having been a director or officer of the Corporation or of such other corporation, partnership, joint venture, trust or other enterprise.  The director or officer shall be entitled to such indemnification if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendre or its equivalent shall not, in itself, create a presumption that the person did not meet the standards of conduct set forth herein.  In the case of any action or suit by or in the right of the Corporation to procure a judgment in its favor, such director or officer shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the  court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such expenses which the Delaware Court of Chancery or such other court shall deem proper.

SECTION 2.           To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 of this Article IX, or defense of any claim, issue or matter therein, he shall be entitled, as of right, to indemnification as provided in this Article IX.  Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 of this Article IX.  Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum;(2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; (3) if there are no such directors, or if such directors so direct, by independent legal counsel (who shall not be regular counsel of the Corporation and shall have generally recognized competence to advise upon the matter) in a written opinion; or (4) by the stockholders.

SECTION 3.           Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding of the character described in this Article IX may be paid by the Company in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he is not entitled to indemnification under this Article IX.

SECTION 4.           The rights of indemnification and advancement of expenses provided in or granted pursuant to this Article IX shall be in addition to any other rights to which any such director or officer may be entitled as a matter of law, under any contract, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and in the event of such person’s death, such rights shall extend to his heirs and legal representatives.  The foregoing rights shall be available whether or not such person continues to be a director or officer at the time of incurring or becoming subject to such liability or expenses and whether or not the claim asserted against him is based on matters which antedate the adoption of this Article IX.

SECTION 5.           The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article IX.

SECTION 6.           For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to such constituent corporation if its separate existence had continued.

SECTION 7.           For the purpose of this Article IX, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.